Exhibit 99

TITAN INTERNATIONAL, INC. CLOSES PRIVATE PLACEMENT OF SENIOR SECURED NOTES DUE 2017

QUINCY, Ill—March 11, 2013 - Titan International, Inc. (NYSE: TWI) (“Titan” or the “Company”) today announced the closing of its offering of $325,000,000 aggregate principal amount of its 7.875% Senior Secured Notes due 2017 (the “Notes”).  The Notes were offered by the initial purchasers only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, and outside the United States in compliance with Regulation S.

The Notes were issued under the indenture, dated as of October 1, 2010, pursuant to which the Company previously issued $200,000,000 aggregate principal amount of its 7.875% Senior Secured Notes due 2017 (the “Existing Notes”).  The Notes form a single series with the Existing Notes and will vote as one class under the indenture.  However, until such time as the Notes become freely transferable under the Securities Act of 1933, as amended, the Notes will have a restricted CUSIP and will not trade together with the Existing Notes.

Titan intends to use the net proceeds from the offering to repay a portion of the existing indebtedness of certain of its indirect subsidiaries under the European credit facilities assumed as part of its acquisition of Titan Europe Plc in the fourth quarter of 2012.  Titan intends to use any remaining net proceeds from the offering of the Notes for general corporate purposes, which may include financing potential future acquisitions and repayment of other existing obligations.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the Notes. Any offers of the Notes will be made only by means of a private offering circular.

The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

Safe harbor statement:

This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.'s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2012. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires, assemblies and undercarriage for off-highway equipment used in agricultural, earthmoving/construction and consumer applications.

Contact: Krista Gray
Investor Relations Manager
(217) 221-4773